EXHIBIT 3.1

CERTIFICATE OF INCORPORATION

of

ECOSPHERE TECHNOLOGIES, INC.

1.

The name of the corporation is Ecosphere Technologies, Inc. (the “Company”).

2.

The address of its registered office in the State of Delaware, County of New Castle, is 1209 Orange Street, Wilmington, Delaware 19801. The name of its registered agent at such address is CT Corporation System.

3.

The nature of the business or purposes to be conducted or promoted are to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

4.

The Company shall have authority to issue:

(a) 150,000,000 shares of common stock, par value of $0.01 per share;

(b) 5,000,000 shares of preferred stock, par value $0.01 per share, less the shares referred to in Sections 4(c) and (d), with such rights, preferences and limitations as may be set from time to time by resolution of the board of directors and the filing of a certificate of designation as required by the Delaware General Corporation Law;

(c) 11 shares of Series A Preferred Stock, par value $0.01 per share, with the following rights and preferences:

(i)

Preference in Liquidation. The Series A Preferred Stock shall rank senior with respect to liquidation preference over the Corporation’s common stock. Accordingly, in the event of the Corporation’s voluntary or involuntary liquidation, before any distribution of assets shall be made to the holders of the Corporation’s common stock, the holders of the Series A Preferred Stock shall be entitled to receive out of the Corporation’s assets available for distribution to shareholders twenty five thousand dollars ($25,000) per share, plus all accrued unpaid dividends, if any.  If, in the event of such liquidation, the Corporation’s assets available for distribution to its shareholders shall be insufficient to permit full payment to the holders of the Series A Preferred Stock of the amounts to which they are entitled pursuant to the previous sentence, then such assets shall be distributed ratably among such holders in proportion to the respective amounts to which they are entitled pursuant to the previous sentence. A merger or consolidation of the Corporation with or into any other entity or a sale of all or substantially all of the assets of the Corporation shall not be treated as a liquidation, dissolution or winding up of the Corporation.

(ii)

Redemption.

(a) By the Corporation. The Corporation shall have the right to redeem all or any part of the Series A Preferred Stock at any time at a redemption price equal to twenty seven thousand five hundred dollars ($27,500) per share, plus accrued unpaid dividends, if any, to the redemption date.

(b) By the Holders.  Any holder of Series A Preferred Stock may cause the Corporation to redeem the shares of Series A Preferred Stock held by such holder, in whole or in part, in the event of a change in control of the Corporation. The redemption price shall be twenty five thousand dollars ($25,000) per share plus accrued unpaid dividends, if any, to the redemption date. A change in control means a transfer of greater than fifty percent (50%) of the shares of common stock of the Corporation.

(iii) Dividends. The holders of Series A Preferred Stock shall be entitled to dividends of three thousand seven hundred fifty dollars ($3,750) per share per year out of funds legally available thereof or prior and in preference to payment of any dividend (other than dividends payable solely in common stock of the Corporation) with respect to the Corporation’s common stock. No dividend or distribution shall be declared or paid on any shares of the Corporation’s common or preferred stock (other than dividends payable solely in common stock of the Corporation) unless the preferred dividends described above have first been paid. The right to dividends on shares of Series A Preferred Stock shall be cumulative. Dividends shall be paid on or before the twentieth (20th) day after the end of each fiscal year.

      (iv) Voting. Except as may be otherwise provided by law, the Series A Preferred Stock shall not have voting rights.

      (v) Conversion.  The Series A Preferred Stock may, at the option of the holders thereof, be converted, in whole, as hereinafter provided, at any time at the option of the holders into shares of the Corporation’s common stock. The shares of common stock into which the Series A Preferred Stock may be converted shall be referred to as “Conversion Shares”.

Each share of Series A Preferred Stock shall be convertible into six thousand (6,000) Conversion Shares.

Holders of Series A Preferred Stock may exercise conversion rights by delivery to the Corporation of (i) the certificate or certificates for the shares of Series A Preferred Stock to be converted, duly endorsed in blank, and (ii) a written notice stating that they elect to convert shares and stating the name or names (with addresses) in which the certificate or certificates for shares of common stock are to be issued (the “Conversion Notice”). Conversion of a share of Series A Preferred Stock shall be deemed to have been effected immediately prior to the close of business on the date of the Conversion Notice, and the Corporation shall take all action necessary to cause the holders of Series A Preferred Stock to become, as of the close of business on that date, the holders of record of Conversion Shares. The issuance of securities upon the conversion of shares of Series A Preferred Stock shall be made without charge to the holders thereof.

As promptly as practicable and in no event more than five (5) days after the date on which the Conversion Notice shall have been delivered as aforesaid, the Corporation, at its expense, shall deliver to the holders of Series A Preferred Stock, at the address set forth in the Conversion Notice, duly executed stock certificates for the Conversion Shares so acquired, in such denominations (not to exceed the aggregate number of shares so acquired) as the holders thereof request, each registered in the name of the holders thereof, as designated by the holders thereof.

The Corporation covenants and agrees that all Conversion Shares which may be issued upon the exercise of the rights represented by each share of Series A Preferred Stock will, upon issuance, be validly issued and outstanding, fully paid and non-assessable and free from all taxes, liens and charges with respect to the issue thereof. The Corporation covenants and agrees that it will at all times have authorized and reserved a sufficient number of shares of its common stock to provide for the exercise of the rights represented by each share of Series A Preferred Stock.

Any taxes or charges imposed as a result of the issuance of Common Stock in exchange for shares of Series A Preferred Stock in a name other than that of the registered holder of such share of Series A Preferred Stock shall be paid by such holder; all other taxes or charges so imposed shall be paid by the Corporation.

(d) 484 shares of Series B Preferred Stock, par value $0.01 per share, with the following rights and preferences:

(i) Preference in Liquidation. The Series B Preferred Stock shall rank senior with respect to liquidation preference over the Corporation’s common stock but junior to its Series A Preferred Stock. Accordingly, in the event of the Corporation’s voluntary or involuntary liquidation, before any distribution of assets shall be made to the holders of the Corporation’s common stock, the holders of the Series B Preferred Stock shall be entitled to receive out of the Corporation’s assets available for distribution to shareholders twenty five hundred dollars ($2,500) per share, plus all accrued unpaid dividends, if any. If, in the event of such liquidation, the Corporation’s assets available for distribution to its shareholders shall be insufficient to permit full payment to the holders of the Series B Preferred Stock of the amounts to which they are entitled pursuant to the previous sentence, then such assets shall be distributed ratably among such holders in proportion to the respective amounts to which they are entitled pursuant to the previous sentence. A merger or consolidation of the Corporation with or into any other entity or a sale of all or substantially all of the assets of the Corporation shall not be treated as a liquidation, dissolution or winding up of the Corporation.

(ii) Redemption.

(a) By the corporation. The Corporation shall have the right to redeem all or any part of the Series B Preferred Stock at any time at a redemption price equal to three thousand dollars ($3,000) per share, plus accrued unpaid dividends, if any, to the redemption date.

(b) By the Holders.  Any holder of Series B Preferred Stock may cause the Corporation to redeem the shares of Series B Preferred Stock held by such holder, in whole or in part, in the event of a change in control of the Corporation. The redemption price shall be twenty five hundred dollars ($2,500) per share plus accrued unpaid dividends, if any, to the redemption date. A change in control means a transfer of greater than fifty percent (50%) of the shares of common stock of the Corporation.

(iii) Dividends. The holders of Series B Preferred Stock shall be entitled to dividends of two hundred fifty dollars ($250) per share per year out of funds legally available therefor prior and in preference to payment of any dividend (other than dividends payable solely in common stock of the Corporation) with respect to the common stock but only after payment of dividends on the Series A Preferred Stock. No dividend or distribution shall be declared or paid on any shares of the Corporation’s common stock (other than dividends payable solely in common stock of the Corporation) unless the preferred dividends described above have first been paid. The right to dividends on shares of Series B Preferred Stock shall be cumulative. Dividends shall be paid on or before the twentieth (20th) day after the end of each fiscal year.

(iv) Voting. Except as may be otherwise provided by law, the Series B Preferred Stock shall not have voting rights.

(v) Conversion. The Series B Preferred Stock may, at the option of each holder thereof, be converted, in whole, as hereinafter provided, at any time at the option of each holder into shares of the Corporation’s common stock. The shares of common stock into which the Series A Preferred Stock may be converted shall be referred to as “Conversion Shares”.

      Each share of Series B Preferred Stock shall be convertible into eight hundred thirty five (835) Conversion Shares.

      Holders of Series B Preferred Stock may exercise conversion rights by delivery to the Corporation of (i) the certificate or certificates for the shares of Series B Preferred Stock to be converted, duly endorsed in blank, and (ii) a written notice stating that they elect to convert shares and stating the name or names (with addresses) in which the certificate or certificates for shares of common stock are to be issued (the “Conversion Notice”). Conversion of a share of Series B Preferred Stock shall be deemed to have been effected immediately prior to the close of business on the date of the Conversion Notice, and the Corporation shall take all action necessary to cause the holders of Series B Preferred Stock to become, as of the close of business on that date, the holders of record of Conversion Shares. The issuance of securities upon the conversion of shares of Series B Preferred Stock shall be made without charge to the holders thereof.

      As promptly as practicable and in no event more than five (5) days after the date on which the Conversion Notice shall have been delivered as aforesaid, the Corporation, at its expense, shall deliver to the holders of Series B Preferred Stock, at the address set forth in the Conversion Notice, duly executed stock certificates for the Conversion Shares so acquired, in such denominations (not to exceed the aggregate number of shares so acquired) as the holders thereof request, each registered in the name of the holders thereof, as designated by the holders thereof.

      The Corporation covenants and agrees that all Conversion Shares which may be issued upon the exercise of the rights represented by each share of Series B Preferred Stock will, upon issuance, be validly issued and outstanding, fully paid and non-assessable and free from all taxes, liens and charges with respect to the issue thereof. The Corporation covenants and agrees that it will at all times have authorized and reserved a sufficient number of shares of its common stock to provide for the exercise of the rights represented by each share of Series P Preferred Stock.

      Any taxes or charges imposed as a result of the issuance of common stock in exchange for shares of Series B Preferred Stock in a name other than that of the registered holder of such shares of Series B Preferred Stock shall be paid by such holder; all other taxes or charges so imposed shall be paid by the Corporation.

5.

The name and mailing address of the incorporator is as follows:

J.C. Rushing III

3515 S.E. Lionel Terrace

Stuart, Florida 34997

6.

The name and mailing address of each person who is to serve as a director until the first annual meeting of the stockholders or until a successor is elected and qualified, is as follows:

Name	Mailing Address
J. C. Rushing III	3515 S.E. Lionel Terrace Stuart, Florida 34997

7.

The Company is to have perpetual existence.  In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, amend, alter or repeal the bylaws of the Company.

8.

Elections of directors need not be by written ballot unless the bylaws of the Company shall so provide.

Meetings of stockholders may be held within or without the State of Delaware as the bylaws may provide.  The books of the Company may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the Company.

9.

The Company reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

10.

No director of this Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. Nothing in this paragraph shall serve to eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to this Company or its stockholders, (b) for acts or omissions not in good faith or which involves intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law, or (d) for any transaction from which the director derived an improper personal benefit.  If the Delaware General Corporation Law is amended after approval by the stockholders of this article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Company shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification.

11.

(a)

Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding (except as provided in Section 11 (f)) whether civil, criminal or administrative, (a “Proceeding”), or is contacted by any governmental or regulatory body in connection with any investigation or inquiry (an “Investigation”), by reason of the fact that he or she is or was a director or executive officer (as such term is utilized pursuant to interpretations under Section 16 of the Securities Exchange Act of 1934) of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (an “Indemnitee”), whether the basis of such Proceeding or Investigation is alleged action in an official capacity or in any other capacity as set forth above shall be indemnified and held harmless by the Company to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith and such indemnification shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Company the expenses incurred in defending any such Proceeding in advance of its final disposition (an “Advancement of Expenses”); provided, however, that an Advancement of Expenses shall be made only upon delivery to the Company of an undertaking, by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such Indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise (an “Undertaking”).

(b)

If a claim under paragraph (a) of this Section is not paid in full by the Company within 60 days after a written claim has been received by the Company, except in the case of a claim for an Advancement of Expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim.  If successful in whole or in part in any such suit or in a suit brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit.  In

(i)

any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an Advancement of Expenses) it shall be a defense that, and

(ii)

any suit by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking the Company shall be entitled to recover such expenses upon a final adjudication that,

the Indemnitee has not met the applicable standard of conduct set forth in the Delaware General Corporation Law.  Neither the failure of the Company (including its board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Company (including its board of directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit.  In any suit brought by the Indemnitee to enforce a right hereunder, or by the Company to recover an Advancement of Expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified or to such Advancement of Expenses under this Section or otherwise shall be on the Company.

(c)

The rights to indemnification and to the Advancement of Expenses conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, this certificate of incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

(d)

The Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

(e)

The Company may, to the extent authorized from time to time by the board of directors, grant rights to indemnification and to the Advancement of Expenses, to any employee or agent of the Company to the fullest extent of the provisions of this Section with respect to the indemnification and Advancement of Expenses of directors, and executive officers of the Company.

(f)

Notwithstanding the indemnification provided for by this Section 11, the Company’s bylaws, or any written agreement, such indemnity shall not include any expenses incurred by such Indemnitees relating to or arising from any Proceeding in which the Company asserts a direct claim (as opposed to a stockholders’ derivative action) against the Indemnitees whether such claim by the Company is termed a complaint, counterclaim, crossclaim, third-party complaint or otherwise.

I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the Delaware General Corporation Law, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 9th day of August, 2006.

____________________________

J.C. Rushing III, Incorporator